EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1723

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720

Jan. 24, 2002

GEORGIA-PACIFIC REPORTS FOURTH QUARTER, FULL YEAR 2001 RESULTS;
UPDATES ASBESTOS LIABILITY DETAILS
BASED ON THIRD-PARTY ANALYSES

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported income from continuing operations before unusual items of $44 million (19 cents diluted earnings per share) for the three months ended Dec. 29, 2001, compared with a loss from continuing operations before unusual items of $3 million (2 cents diluted loss per share) in the same period of 2000. The company's fourth quarter results were positively impacted by strong performance in its consumer products segment as well as successful cost-control actions across all of its businesses.

            During the fourth quarter 2001, the company incurred one-time, unusual pre-tax charges of $18 million ($10 million after tax, or 4 cents diluted loss per share) related to restructuring and asset impairment charges, net of one-time gains.

            In its final audited financial statements for the fourth quarter and full year 2001, Georgia-Pacific expects to record a charge of approximately $350 million ($221 million after tax, 96 cents diluted loss per share for the fourth quarter or 97 cents diluted loss per share for the full year) for expenditures, net of anticipated insurance recoveries, for its projected asbestos liabilities through 2011. This charge will be based on analyses by National Economic Research Associates (NERA) and Peterson Consulting, leading consultants in asbestos liability and insurance, which the company retained last fall to project the amounts, net of insurance, that Georgia-Pacific would pay for its asbestos liabilities through 2011.

            The analyses confirmed the company's earlier assessments that its net exposure to asbestos liabilities will not be material to ongoing operations during the period through 2011. Georgia-Pacific expects to recover the majority of its asbestos-related liabilities during the next 10 years from its insurance carriers, and will apply these recoveries toward the payment of those liabilities during the period.

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            At the end of the 10-year period, Georgia-Pacific still will have a significant amount of insurance coverage to offset asbestos liabilities it may incur after 2011. The NERA analysis projects the number of new claims filed against Georgia-Pacific will decrease from present levels during the 10-year period and that at the end of 2011 the number of claims outstanding against Georgia-Pacific will be substantially lower than at present. The company's total, undiscounted asbestos liabilities projected by NERA over the next 10 years are less than $1 billion, including claims already filed.

            Including fourth quarter 2001 unusual items, except the charge for asbestos liability, the company reported income from continuing operations of $34 million (15 cents diluted earnings per share) for the fourth quarter 2001. This compares with a fourth quarter 2000 loss from continuing operations of $187 million (98 cents diluted loss per share) including one-time, unusual pre-tax charges of $292 million ($184 million after tax or 96 cents diluted loss per share) resulting primarily from a write-down of the Georgia-Pacific Tissue assets and closure of a paper mill at Kalamazoo, Mich.

            For the full year 2001, Georgia-Pacific reported income from continuing operations before unusual items of $101 million (44 cents diluted earnings per share) compared with 2000 income from continuing operations before unusual items of $512 million ($2.89 diluted earnings per share). Including unusual items, except the charge for asbestos liability, the company's full-year 2001 loss from continuing operations was $255 million ($1.12 diluted loss per share) versus income from continuing operations of $343 million ($1.94 diluted earnings per share) a year earlier.

Segment Highlights

            Georgia-Pacific said its consumer products segment, consisting of the retail and away-from-home tissue businesses and the Dixie business, recorded an operating profit of $219 million in the fourth quarter 2001 versus a loss of $146 million in the same period a year ago. The fourth quarter 2000 results included a pre-tax loss of $204 million for the write-down of assets of the Georgia-Pacific Tissue away-from-home business that was sold during the first quarter 2001.

             The consumer products segment's full-year operating profit in 2001 was $875 million before a one-time charge of $83 million for the closure of the Bellingham, Wash., pulp mill, compared with $187 million in 2000 before the write-down of the Georgia-Pacific tissue assets. This segment includes the results of operations of the former Fort James Corp. beginning in December 2000.

            The packaging segment, which formerly was reported as the containerboard and packaging segment, reported operating profits of $91 million for the fourth quarter 2001 versus $99 million in the fourth quarter 2000. For the full year, the packaging segment reported operating profits of $384 million compared with operating profits of $512 million in 2000.

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            The bleached pulp and paper segment reported operating profits of $26 million for the fourth quarter 2001 versus $60 million for the same period of 2000. The segment recorded full-year 2001 operating profits of $69 million versus $509 million in 2000. Excluding a one-time, pre-tax loss of $63 million on the sale of four paper and pulp facilities, full-year operating profits for the bleached pulp and paper segment were $132 million in 2001. This segment includes the company's pulp, bleached board, communication papers and Unisource paper distribution businesses. The 2000 results included earnings for pulp and paper operations that were sold to Domtar, Inc., in August 2001, as well as a $57 million charge in the fourth quarter for the closure of a paper mill at Kalamazoo, Mich.

            In the fourth quarter 2001, the building products segment recorded an operating profit before unusual items of $36 million versus an operating loss of $49 million for the same period in 2000. Including unusual items of $30 million for restructuring and asset impairment charges, fourth quarter 2001 operating profits were $6 million. The segment recorded full-year 2001 operating profits of $217 million before the one-time charge of $67 million related to plant closures and indefinite curtailments in the gypsum business, compared with operating profits of $382 million in 2000.

            The company's total net sales were $25 billion in 2001, compared with $22.1 billion in 2000. The company made capital expenditures for plant, property and equipment of $739 million during 2001. Georgia-Pacific's debt at year-end 2001 was $12.2 billion compared with $15.5 billion at year-end 2000.

Chairman's Commentary

            "For our company, 2001 will be remembered for its triumphs as well as its challenges," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "We succeeded in completing very dramatic changes to Georgia-Pacific through The Timber Company's merger with Plum Creek Timber Co., the sale of our stand-alone white paper mills to Domtar Inc., and the divestiture of our former commercial tissue business to SCA of Sweden.

            "In addition, we made significant progress in merging our consumer tissue business with the operations of the former Fort James Corp., and have reached a run rate of $300 million in operating synergies out of the $500 million originally projected. Significantly, we also reduced our debt by $3.3 billion and finished the year ahead of our planned debt retirement schedule.

            "All our businesses were confronted during 2001 with a deteriorating economic environment that worsened following the Sept. 11 terrorist attacks. It was a difficult year in which to make such dramatic changes in our company, yet we succeeded in moving Georgia-Pacific much closer to what it will become in the future.

            "Our consumer products business exceeded our expectations in the fourth quarter, again demonstrating these are largely recession-resistant products. The retail tissue, European and Dixie businesses finished the quarter better than forecast, while our away-from-home business clearly was affected by the downturn in travel nationally.

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            "The packaging segment held up respectably, despite one of the most significant downturns this industry has seen. Demand was weaker and prices lower across the business but fourth quarter profitability actually improved in our box business mainly due to cost control, sales of higher-margin box products and intensive focus on markets and customers. In fact, this segment reported one of its best years ever in terms of EBITDA (earnings before income taxes, depreciation and amortization) and cash flow.

            "Results across our bleached pulp and paper segment were lower as pricing and demand fell. This segment's results also were impacted by revenue lost following the Domtar sale as well as the economy's impact on the Unisource distribution business.

            "Better-than-expected results in the building products segment were attributable to significantly stronger performance in the gypsum business, which steadily improved after our 45 percent reduction in output announced last June.

            "In 2002, we will continue to show what we can achieve as the world's largest tissue company. We have solid marketing plans in place that will build upon the product strategies we have developed for our bath, towel and napkin businesses. Consumers will see a number of new products introduced under the Brawny, Quilted Northern and Dixie brands, as well as several product marketing tie-ins we believe will be hugely popular among consumers of these products.

            "We also are optimistic about the packaging segment as it continues to build upon the value proposition it offers customers with its wide range of packaging products, including four-color boxes with high-resolution graphics made at our Color-Box plants, triple-walled, full-color produce bins, stackable, reusable plastic containers and other products. Furthermore, we remain committed to matching production with demand in our containerboard mills and packaging plants, and not building inventories.

            "During the year, we expect the fundamentals of the cyclical businesses in our portfolio - bleached pulp and paper, and building products - to track closely with the general economy and to improve as economic conditions improve. However, the timing of that remains uncertain at present.

            "We believe we will make further progress toward reaching our capital structure goal this year as we work toward a transaction involving the separation of our building products business.

            "We are optimistic as we look at 2002 that we will move this company even closer to its customers and the strategic focus we have worked diligently toward for the past two years," Correll concluded.

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Additional Asbestos Liability Information

            The company also provided additional details about its asbestos liabilities and related-insurance coverage:

            Georgia-Pacific's involvement in litigation alleging personal injury or property damage from exposure to asbestos-containing products stems principally from its manufacture of gypsum products (principally joint system products used with gypsum wallboard) which contained asbestos fibers. The company's wallboard never contained asbestos fibers. Georgia-Pacific discontinued using asbestos in the manufacture of these products in 1977, and since then has manufactured no products containing asbestos.

            Beginning in the mid 1980's, lawsuits were filed against Georgia-Pacific on behalf of plaintiffs alleging that they had suffered lung and other diseases as a result of exposure to these products. As of Dec. 31, 2001, the corporation was defending the claims of approximately 62,000 such plaintiffs. Nearly all of these unresolved claims are pending in state courts across the United States, with the majority pending in the states of Maryland, New York, Texas, West Virginia, and Ohio.

            To date, a total of approximately 297,000 asbestos claims have been filed against Georgia-Pacific. The company resolves these claims for amounts it considers reasonable given the facts and circumstances of each case. Approximately 235,000 of such claims have been settled and dismissed, or are in the process of being dismissed, for an average amount which is insignificant. Many of these claimants were unable to show they had incurred any injuries; others could not show that any injuries they may have had were due to exposure to the company's products.

            The number of asbestos claims filed against Georgia-Pacific decreased between the years 2000 and 2001 to fewer than 40,000. The NERA analysis projects that future filings will decrease from present levels over the 10-year period. At the end 2011, the number of claims outstanding against Georgia-Pacific is projected to be substantially lower than the approximately 62,000 currently pending claims.

            Substantially all of the amounts Georgia-Pacific has paid to date to defend and resolve asbestos claims have been covered by its product liability insurance, and the amounts not covered by such insurance have been immaterial. Georgia-Pacific has insurance in amounts it believes are adequate to cover substantially all of its liabilities for claims that are currently pending but not yet settled.

            In addition to the insurance coverage it will use to settle currently pending claims, Georgia-Pacific has substantial additional amounts of insurance to cover future claims. Because certain insurance companies that wrote a part of this insurance are now insolvent, and because of gaps in its overall insurance coverage, the portion of its asbestos liabilities that Georgia-Pacific will pay in the future will be somewhat larger than it has been in the past. Such amounts are not expected to be material to Georgia-Pacific during the period through 2011. The fourth quarter charge to earnings covers these amounts. The charge is not due to the exhaustion of Georgia-Pacific's total product liability insurance against asbestos liabilities. Based on NERA's projections, Georgia-Pacific expects to have significant amounts of product liability insurance remaining after 2011 to pay for any asbestos liabilities it may incur after that date.

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            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 75,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft 'n Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America, and is the sole national distributor of Xerox branded papers and supplies.

Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing and future economic conditions, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements relating to the company's operations is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for pulp, paper and building products, the corresponding level of demand for wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended December 30, 2000, and Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, Sept. 29, 2001.

The accuracy of statements relating to the company's asbestos liabilities is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving each such claim, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results for Georgia-Pacific follows:

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Three Months Ended

	December 29, 2001	December 30, 2000

NET SALES
Building products	$ 1,789	$ 1,826
Packaging	629	664
Bleached pulp and paper	1,939	2,371
Consumer products	1,724	925
Other[1]	(291)	(276)

Total net sales	$ 5,790	$ 5,510
	================	===============
OPERATING PROFIT (LOSS)
Building products	$ 6	$ (49)
Packaging	91	99
Bleached pulp and paper	26	60
Consumer products	219	(146)
Other	(36)	(60)

Total operating profit (loss)	306	(96)
Interest expense	(227)	(197)

Income (loss) from continuing operations before
income taxes	79	(293)
(Provision) benefit for income taxes	(45)	106

Income (loss) from continuing operations	34	(187)
(Loss) income from discontinued operations, net of taxes	(3)	56

Net income (loss)	$ 31	$ (131)
	================	===============
Basic and diluted per share:
Income (loss) from continuing operations	$ 0.15	$ (0.98)
	================	===============
Continuing operations average number of shares of outstanding:
Basic	229.8	190.4
Diluted	230.9	190.4

Basic per share:
(Loss) income from discontinued operations, net of taxes	$ (0.04)	$ 0.70
	================	===============

Diluted per share:
(Loss) income from discontinued operations, net of taxes	$ (0.04)	$ 0.69
	================	===============

Discontinued operations average number of shares
outstanding:
Basic	82.3	80.1
Diluted	82.3	80.7

1Primarily intersegment sales elimination

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Twelve Months Ended

	December 29, 2001	December 30, 2000

NET SALES
Building products	$ 7,784	$ 8,723
Packaging	2,610	2,735
Bleached pulp and paper	8,713	9,454
Consumer products	7,138	2,119
Other[1]	(1,229)	(981)

Total net sales	$ 25,016	$ 22,050
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OPERATING PROFIT (LOSS)
Building products	$ 150	$ 382
Packaging	384	512
Bleached pulp and paper	69	509
Consumer products	792	(17)
Other	(260)	(238)

Total operating profit	1,135	1,148
Interest expense	(1,080)	(595)

Income from continuing operations before income taxes	55	553
Provision for income taxes	(310)	(210)

(Loss) income from continuing operations	(255)	343
Income from discontinued operations, net of taxes	70	162

(Loss) income before extraordinary item and
accounting change	(185)	505
Extraordinary loss, net of taxes	(12)	-
Cumulative effect of accounting change, net of taxes	11	-

Net (loss) income	$ (186)	$ 505
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Continuing operations basic per share:
(Loss) income from continuing operations	$ (1.12)	$ 1.95
Extraordinary loss, net of taxes	(0.05)	-
Cumulative effect of accounting change, net of taxes	0.05	-

Net (loss) income from continuing operations	$ (1.12)	$ 1.95
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Continuing operations diluted per share:
(Loss) income from continuing operations	$ (1.12)	$ 1.94
Extraordinary loss, net of taxes	(0.05)	-
Cumulative effect of accounting change, net of taxes	0.05	-

Net (loss) income from continuing operations	$ (1.12)	$ 1.94
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Continuing operations average number of shares of outstanding:
Basic	227.6	175.8
Diluted	227.6	176.9

Basic per share:
Income from discontinued operations, net of taxes	$ 0.86	$ 2.01
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Diluted per share:
Income from discontinued operations, net of taxes	$ 0.86	$ 2.00
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Discontinued operations average number of shares
outstanding:
Basic	81.0	80.7
Diluted	81.7	81.1

1Primarily intersegment sales elimination

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions) (unaudited)

	Three Months Ended December 29, 2001		Three Months Ended December 30, 2000

	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations

Income (loss) as reported	$ 79	$ 34	$ (293)	$ (187)

Restructuring and impairment of
building products operations	30	19	-	-
Write-down of Georgia-Pacific
Tissue assets	-	-	204	129
Other unusual items including the
Kalamazoo mill shutdown costs	-	-	88	55
Other one-time gains	(12)	(9)	-	-

Income (loss) before unusual items	$ 97	$ 44	$ (1)	$ (3)
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GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions) (unaudited)

	Twelve Months Ended December 29, 2001		Twelve Months Ended December 30, 2000

	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations

Income (loss) as reported	$ 55	$ (255)	$ 553	$ 343

Bellingham pulp mill shutdown
costs	83	52	-	-
Write-down of Georgia-Pacific
Tissue assets	-	-	204	129
Extraordinary loss on early
extinguishment of debt,
net of taxes	-	12	-	-
Cumulative effect of accounting
change, net of taxes	-	(11)	-	-
Gypsum restructuring	67	43	-	-
Loss on sale of paper and
pulp assets	63	260	-	-
Other unusual items including
the Kalamazoo mill shutdown
costs	-	-	64	40

Income before unusual items	$ 268	$ 101	$ 821	$ 512
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Notes to Operating Highlights

1.	In October 2001, the Corporation completed the merger of The Timber Company with the Plum Creek Timber Company. Results from The Timber Company are reported as discontinued operations.

2.

In March 2001, the Corporation announced that it would permanently close its pulp mill and associated chemical plant at Bellingham, Wash. In connection with this closure, the Corporation recorded a pre-tax charge to earnings of approximately $83 million ($52 million after tax) in the Consumer Products segment for the write-off of assets, employee termination costs, and facility closure costs.

3.

In June 2001, the Corporation announced that it would close gypsum wallboard plants at Savannah, Ga.; Long Beach, Calif.; and Winnipeg, Manitoba, Canada. The Corporation also announced that it would indefinitely idle commodity wallboard production lines at Acme, Texas; Sigurd, Utah; and Blue Rapids, Kan.; and reduce operations at its remaining 13 gypsum wallboard production facilities. In connection with this announcement, the Corporation recorded a pre-tax charge to earnings of approximately $67 million ($43 million after tax) in the Building Products segment for the write-off and impairment of assets, employee termination costs, and facility closure costs.

4.

In August 2001, the Corporation completed the sale of a portion of its pulp and paper assets to Domtar Inc. for $1.65 billion and recorded a pre-tax loss of $63 million ($260 million after tax) in the Bleached Pulp and Paper segment.

5.

In the first quarter of 2001, the Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, accordingly, recorded an after-tax cumulative effect of accounting change credit of $11 million.

6.

In the first quarter of 2001, the Corporation refinanced debt in the amount of $300 million, and accordingly, recorded an extraordinary loss on the early extinguishment of debt in the amount of $12 million.

7.

At the end of November 2000, the Corporation acquired Fort James Corporation ("Fort James"). Fort James' results of operations were consolidated with those of the Corporation beginning in the fiscal month of December 2000. In conjunction with the acquisition of Fort James, Georgia-Pacific Group agreed to divest certain assets of the Georgia-Pacific Tissue business. During the fourth quarter of 2000, the Corporation incurred a $204 million pre-tax loss ($129 million after tax) in the Consumer Products segment for the write-down of the Georgia-Pacific Tissue assets that were sold during the first quarter of 2001.

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